Exhibit 99.4

Business Strategy

Overview.  Our goal is to grow oil and gas reserves and increase shareholder value utilizing a flexible, opportunity-driven business strategy. We do not adhere to rigid guidelines for resource allocations, risk profiles, product mixes, financial measurements or other operating parameters. Instead, we try to identify exploratory and developmental projects that offer us the best possible opportunities for growth in oil and gas reserves and allocate our available resources to those projects. Our direction is heavily influenced by Mr. Williams based on over 50 years of experience and leadership in the oil and gas industry. Strategically, we are currently focused on development of oil reserves over gas reserves.

Focus on Lower Risk, Lower Cost Oil Drilling Strategy.  Our current operating strategy is focused on lower risk, lower cost developmental drilling in the oil-prone Permian Basin and Giddings Area. Approximately 98% of our 2011 planned capital expenditures are expected to be developmental drilling in these main areas of operation. The Permian Basin is one of the most prolific oil and gas producing regions in the United States and is characterized by an extensive production history, mature infrastructure, long reserve life, multiple producing horizons and enhanced recovery potential. At the end of 2010, reserves in the Permian Basin represented approximately 74% of our total proved reserves.

Continue to Optimize Cost Structure.  We have historically taken actions to secure lower cost services and will continue to evaluate potential opportunities to achieve cost savings in the future. For example, during the first half of 2009, uncertainties in the oil and gas markets caused by the recession had negatively impacted demand for field services and equipment. We took advantage of this period of reduced demand by entering into two-year term agreements with selected vendors in our core operating areas to fix unit costs covering a significant portion of our drilling and completion services that we expected to be provided by third parties through June 2011. We also acquired the non-controlling interest in our contract drilling company Desta Drilling, giving us full control over the management and operation of substantially all of our drilling services. Further, we purchased significant volumes of casing and tubing at discounts to then current market prices for use in our drilling program. We are continuously seeking other opportunities to optimize our cost structure.

Identify Attractive Drilling Opportunities.  We continually search for attractive drilling opportunities especially in the oil-prone areas of the Permian Basin. Outside of our core areas, we have been actively acquiring acreage in the emerging Wolfbone play. We expect to be active in this area in 2011 and may seek to farm-in acreage from industry partners to expand our presence in this play.

Maintain a Strong Financial Position.  We undertake certain actions in order to maintain a strong and flexible financial position. In order to achieve more predictable cash flow and to reduce our exposure to adverse fluctuations in the prices of oil and gas, we have entered into and may in the future enter into hedging transactions for a significant portion of our expected oil and gas production. As of December 31, 2010, we had 2,376,000 barrels of oil and 6,420,000 MMBtu of gas volumes hedged at average prices of $83.75/ Bbl and $7.07/ MMBtu for 2011 and 1,170,000 barrels of oil hedged at $90.65/ Bbl in 2012. We also seek to maintain sufficient availability under our revolving credit facility. As of December 31, 2010, we had availability of $188.0 million under our revolving credit facility, up from $79.2 million as of December 31, 2009. As of December 31, 2010, on an as adjusted basis to give effect to this offering and the application of the net proceeds from this offering to fund the Tender Offer, assuming that all outstanding 7 3/4% Notes are tendered on or prior to the Early Tender Date, we would have had total availability under our revolving credit facility of approximately $232.9 million, subject to the terms thereof. See “Use of Proceeds” and “Capitalization.”